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                                                                    EXHIBIT 99.2

                              OMNIBUS AGREEMENT II

         OMNIBUS AGREEMENT II (this "Agreement"), dated as of May 16, 2002, by and between BOSTON LIFE SCIENCES, INC., a Delaware corporation (the "Company"), and BROWN SIMPSON PARTNERS I, LTD., a Cayman Islands company (the "Holder").

         Reference is made to each of the Series A and Series B Stock Purchase Warrants set forth on Schedule I hereto (each a "Warrant", together the "Warrants") issued by the Company and held by the Holder, initially issued for the purchase of an aggregate of 1,690,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to certain adjustments as set forth in the Warrants. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Warrants or the transaction documents related thereto.

         WHEREAS, in March 2002, the Company entered into a private placement pursuant to which it sold, inter alia, $3,400,000 of the Common Stock to individual and institutional investors at a purchase price of $2.15 per share (the "Issuance");

         WHEREAS, the Issuance triggered certain adjustments to the Warrants in accordance with the terms of the Warrants (the "Adjustments"); and

         WHEREAS, the purpose of this Agreement is to set forth the Adjustments, as well as other agreements between the Company and the Holder.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

         A. Warrant Shares. The Company and the Holder each hereby acknowledge and agree that the number of Warrant Shares with respect to each Warrant shall be adjusted as set forth on Schedule I hereto and that the number of Warrants Shares set forth in the first sentence of Section 2 of each Warrant shall be adjusted accordingly.

         B. Exercise Price. The Company and the Holder each hereby acknowledge and agree that Section 3(a) of each Warrant shall be null and void and of no further force and effect, and replaced in its entirety with the following:

         "3. Exercise Price. The initial per share exercise price of this Warrant, representing the price per share at which the shares of stock issuable upon exercise of this Warrant may be purchase, is $2.15, subject to adjustment from time to time pursuant to the provisions of Section 6 hereof (the "Exercise Price")."

         C. Adjustment of Number of Shares. The Company and the Holder each further hereby acknowledge and agree that Section 6(i) of each Warrant only shall apply to situations where the Company raises cash through the issuance of shares of its Common Stock or options, warrants or other securities convertible or exchangeable therefor (other than Excluded Securities). The Issuance is such an issuance.

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         D.  Certain Events. The Company and the Holder each further hereby acknowledge and agree that Section 6(h)(i)(D)(V) ("Certain Events") shall be deleted and shall have no force and effect.

         E. Continuing Force and Effect. All other provisions of the Warrants, except as otherwise specifically set forth herein, shall remain in full force and effect.

         F. Registration Statement. The current registration statement for the Warrants, which is presently effective, shall remain effective in accordance with the terms of the Registration Rights Agreement dated September 22, 1999, among the Company and the Purchasers as set forth therein.

         G. Replacement Warrants. The Company further acknowledges and agrees that within five (5) days of the date first set forth above, it shall mark and initial changes to the Warrants to reflect the terms set forth herein, but, at any time, the Holder may request, and the Company shall promptly provide, new, replacement warrants reflecting the changes set forth herein. The Company acknowledges that such new, replacement warrants are not necessary for the exercise of the Warrants in accordance with the provisions set forth herein and therein.

         H.  Trading Restrictions.

             (i) The Holder hereby acknowledges and agrees that, through and including December 31, 2003, it only shall sell shares of the Common Stock (including shares of the Common Stock issuable upon the exercise of the Warrants) in accordance with the following:

          . On any day when the Common Stock trades fewer than 100,001 shares, the Holder may sell up to seventeen percent (17%) of the daily volume (on a net basis, i.e., including sales and purchases) as traded on the NASDAQ or a Subsequent Market (the "Daily Volume");
          .  On any day when the Common Stock trades between 100,001 and 150,000 shares, the Holder may sell up to twenty five percent (25%) of the
             Daily Volume (on a net basis);
          . On any day when the Common Stock trades between 150,001 and 300,000 shares, the Holder may sell up to thirty percent (30%) of the Daily Volume (on a net basis);
          . On any day when the Common Stock trades between 300,001 and 700,000 shares, the Holder may sell up to thirty five percent (35) of the Daily Volume (on a net basis); and
          . On any day when the Common Stock trades more than 700,000 shares, the Holder may sell up to forty five percent (45%) of the Daily Volume (on a net basis);

provided further, however, that on any Trading Day when the Common Stock closes above $8.00 per share, each of the above percentages shall be increased by five percent (5%) for that Trading Day; provided further, however, that on any Trading Day when the Common Stock closes above $10.00 per share, each of the above percentages shall be increased by ten percent (10%) for that Trading Day; provided further, however, that on any Trading Day when the Common Stock closes above $12.00 per share, there shall be no restriction on the number of shares of the Common Stock that the Holder may sell on that Trading Day. (The trading activity set forth in

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the foregoing five bullet points hereinafter shall be referred to as the
"Permitted Sales"). Nothing contained herein shall restrict the ability of the Holder to sell any number of shares of the Common Stock or any number of the Warrants or the Warrant Shares in direct placement(s) with a single purchaser or group of purchasers, such direct placement(s) to be made on an off-market basis.

             (ii) The Holder hereby agrees that, without the prior written consent of the Company, neither it nor its affiliates will, through and including December 31, 2003, in excess of the Permitted Sales, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for shares of the Common Stock (including, inter alia, the Warrants) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to, or in any way affect, the Permitted Sales.

             (iii) The restrictions on trading activity set forth in this Section H shall not apply to, and shall have no force and effect upon, the sale or transfer of a Warrant, the Warrants or any part of a Warrant to any third-party and such a purchaser, transferee or other recipient thereof shall not be bound by the trading restrictions set forth in this Section H; provided, however, that the trading restrictions set forth in this Section H shall survive if such sale or transfer is to an affiliate of the Holder. For example, and for the avoidance of any doubt, if the Holder sells the Warrants to an unaffiliated third party, that unaffiliated third party may sell the Common Stock, long and/or short, without any restriction as to volume (or otherwise) through any means available in the public and/or private markets.

         I. May 31, 2001 Omnibus Agreement. This Agreement supersedes and replaces in its entirety the Omnibus Agreement between the Company and the Holder, dated May 31, 2001.

         J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that State, without regard to the conflicts of laws principles thereof.

         K. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Any copy of this Agreement containing a facsimile signature page shall be deemed an original.

         L. Whereas Clauses. The Whereas clause set forth in this Agreement are hereby specifically made a part of this Agreement.

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BOSTON LIFE SCIENCES, INC.

/s/ David Hillson
--------------------------------
Name: David Hillson
Title: Chairman

BROWN SIMPSON PARTNERS I, LTD.

/s/ Peter D. Greene
--------------------------------
Peter D. Greene
Attorney-in-Fact

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                                   SCHEDULE I

   Warrant                                                         Number of
 Series/No.                     Registered Owner                    Shares
 ----------                     ----------------                    ------
     A/1                 Brown Simpson Partners I, Ltd.             835,749

     A/2                 Brown Simpson Partners I, Ltd.             208,937

     B/1                 Brown Simpson Partners I, Ltd.             620,350

     B/2                 Brown Simpson Partners I, Ltd.             155,087

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